Exhibit 12
MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2)	Year Ended Aug. 31,
(Dollars in millions except for percentages)	2013	2012	2011	2010	2009
EARNINGS:
Income from Continuing Operations Before Income Taxes	$3,429	$2,988	$2,374	$1,490	$2,918
Add:
Fixed charges	246	257	234	227	178
Equity affiliate income — net	(15)	(10)	(21)	(16)	(17)
Amortization of capitalized interest	16	15	15	14	13
Less:
Capitalized interest	(23)	(21)	(22)	(25)	(34)
Earnings available for fixed charges	$3,653	$3,229	$2,580	$1,690	$3,058
FIXED CHARGES:
Interest expense(3)	$176	$191	$172	$167	$107
Capitalized interest	23	21	22	25	34
Portion of rents representative of interest factor	47	45	40	35	37
Total Fixed Charges	$246	$257	$234	$227	$178
Ratio of Earnings to Fixed Charges	14.85	12.56	11.03	7.44	17.18

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.

(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for percentages)	2013	2012	2011	2010	2009
Short-Term Debt	$51	$36	$678	$241	$79
Long-Term Debt	2,061	2,038	1,543	1,862	1,724
Total Debt	2,112	2,074	2,221	2,103	1,803
Total Monsanto Company Shareowners’ Equity	12,559	11,833	11,545	10,069	10,039
Debt-to-Capital Ratio	14%	15%	16%	17%	15%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

Current Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for ratios)	2013	2012	2011	2010	2009
Total Current Assets	$10,077	$9,658	$8,809	$7,050	$7,783
Total Current Liabilities	4,336	4,221	4,729	3,556	3,727
Current Ratio	2.32	2.29	1.86	1.98	2.09

(1)	Current ratio represents total current assets divided by total current liabilities.